DENVER, NC, October 29, 2021 — Air T, Inc. (NASDAQ: AIRT) announced today that its wholly owned subsidiary, Global Ground Support, LLC, has been awarded a new contract valued at $34 million to supply deicing trucks to the United States Air Force.  The contract award is for two years commencing October 22, 2021 with four additional one-year extension options that may be exercised by the United States Air Force.  The award includes standard deicer trucks and extended-reach deicer trucks along with commissioning and training costs.  The actual value of the contract as well as units delivered will be determined based upon actual annual requirements of the United States Air Force.  The previous contract held by Global with the United States Air Force expired July 13, 2020.

Nick Swenson, Air T's CEO, stated that, “It is satisfying to see Global Ground Support once again selected by the United States Air Force to be their sole-source supplier of aircraft deicing trucks.  Winning this contract is a testament to the quality of product and after-sale service and support — the same service that Global Ground Support provides to all of its customers.  The fact that this was won as a sole-source award allows us to continue to supply this essential piece of operational readiness equipment to our military is particularly gratifying.  The awarding of this contract furthers the opportunity for continued strong performance at our Global Ground Support unit in the coming years.”

ABOUT AIR T, INC.
Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing, and commercial aircraft asset management and logistics. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world. For more information, visit www.globalgroundsupport.com.

CONTACT
Air T, Inc.
Brian Ochocki, CFO
bochocki@airt.net
612-843-4302

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